Exhibit 99.1

JAKKS PACIFIC ANNOUNCES SUCCESSFUL COMPLETION OF DEBT REFINANCING

BANK OF MONTREAL TO PROVIDE $70M FIVE-YEAR CASH FLOW CREDIT FACILITY

SANTA MONICA, California, June 25, 2025 – JAKKS Pacific, Inc. (NASDAQ: JAKK) today announced that on June 24, 2025 it refinanced its existing asset-based revolving credit facility with a new cash flow based first lien secured revolving credit facility with BMO Bank NA (“BMO”) with a term ending in 2030.

The new first lien secured credit facility replaced the Company’s existing $67.5 million revolving credit facility maturing in June 2026. Any amounts borrowed under the new credit facility will have an interest rate equal to the applicable Secured Overnight Financing Rate (“SOFR”) plus 150 basis points (or higher depending on the immediately preceding quarterly net leverage ratio). The new credit facility is secured by substantially all of the assets of the Company and may be used for working capital, capital expenditures and other general corporate purposes. No indebtedness was outstanding on the existing facility.

Management Commentary

“Our new credit agreement provides us with improved covenants and increased liquidity given how the seasonality of our business affects our net availability with asset-based lending. Today’s refinancing further positions JAKKS Pacific to continue its strong momentum as we execute on our strategy to increase margins and cash flow, grow EBITDA, and ultimately drive value to shareholders,” said John Kimble, Chief Financial Officer of the Company. “We appreciate the strong support of the bank’s team in putting this new agreement in place, and their confidence in our business and performance. This credit facility gives us the flexibility to take advantage of new opportunities to drive our growth and performance in a challenging global economic environment.”

More information on the debt refinancing is available within the Company’s Form 8-K filing available at https://jakks.com/investors.

About JAKKS Pacific, Inc.:

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include: AirTitans®, Disguise®, Fly Wheels®, JAKKS Wild Games®, Moose Mountain®, Maui®, Perfectly Cute®, ReDo® Skateboard Co., Sky Ball®, SportsZone™, Xtreme Power Dozer®, WeeeDo®, and Wild Manes™ as well as a wide range of entertainment-inspired products featuring premier licensed properties. Through our products and our charitable donations, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkspacific.toys), X (@jakkstoys) and Facebook (@jakkspacific.toys).

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, or that any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:

JAKKS Pacific Investor Relations

(424) 268-9567

Lucas Natalini

investors@jakks.net